Exhibit 21.1
SUBSIDIARIES
0810227 B.C. ULC, a Canadian company
0811101 B.C. Ltd., a Canadian company
0811769 B.C. ULC, a Canadian company
4442636 Canada Inc. (Canada), a Canadian company
4442644 Canada Inc. (Canada), a Canadian company
4442652 Canada Inc., a Canadian company
4460626 Canada Inc. (Canada), a Canadian company
Biomira BV (Netherlands), a Dutch company
Biomira Holdings Inc. (USA), a Delaware corporation
Biomira International Inc. (Barbados), a Barbados company
Biomira Management Inc. (USA), a Delaware corporation
Biomira Marketing Inc. (USA), a Delaware corporation
Biomira Research Inc. (Canada), a Canadian company
Biomira USA Inc. (USA), a Delaware corporation
Oncodigm Biopharma Inc. (Canada), a Canadian company
Oncothyreon Canada Inc., a Canadian company
Oncothyreon Luxembourg s.a.r.l, a Luxembourg entity
ProlX Pharmaceuticals Corp. (USA), a Delaware corporation